Exhibit 99.1

C.H. Robinson Worldwide, Inc.
8100 Mitchell Road, Suite 1700
Eden Prairie, MN 55344

Angie Freeman, director of investor relations (952)937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE SETTLES WRONGFUL DEATH LAWSUIT

MINNEAPOLIS, January 3, 2003— C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) announced today that it has settled the first of three previously disclosed wrongful death lawsuits stemming from a multi-vehicle accident. C.H. Robinson and a motor carrier hired by C.H. Robinson are named with others as defendants in the lawsuits, filed in Illinois state court.

C.H. Robinson’s insurance carriers had issued letters potentially denying coverage for some or all of the categories of possible damages. The company believes its insurance carriers subsequently failed to discharge their good faith obligation to settle the lawsuit. C.H. Robinson has contributed $4.25 million as part of a complete settlement of its liability in this lawsuit, while reserving its rights to proceed against its insurers. C.H. Robinson anticipates it will record a $4.25 million (approximately $0.03 per share after tax) charge in the fourth quarter of 2002 with respect to the settlement payment.

C.H. Robinson has filed a separate suit against two of its insurance carriers, alleging wrongful conduct in the defense and settlement of the case and demanding reimbursement of the $4.25 million contribution made by C.H. Robinson. Any recovery from this lawsuit will be recognized at the time the company is entitled to the proceeds.

Shortly after filing the lawsuit against its insurance providers, C.H. Robinson and its umbrella insurance carrier reached an agreement that any judgments in the two pending wrongful death lawsuits will be covered by its insurance policy. The umbrella insurance carrier has still reserved its rights to deny coverage if a trial determines direct actions of C.H. Robinson employees involved conscious disregard for the safety of others. The company will continue to closely monitor the status of the two remaining wrongful death lawsuits, including any settlement initiatives.

“This was a terrible accident, and our sympathies are with the victims’ families,” said Chad M. Lindbloom, vice president and chief financial officer of C.H. Robinson. “An extremely unusual combination of circumstances, including insolvency of the insurance carrier for one of the defendants, led us to this point. We continue to believe we were not at fault, but concluded that it was in the best interest of the company and our shareholders to settle this case, rather than proceed to trial and risk potentially higher jury awards. We will vigorously pursue our reimbursement claim against our insurance providers.”

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C.H. Robinson Worldwide
January 3, 2003

Founded in 1905, C.H. Robinson Worldwide, Inc. had gross revenues of approximately $3.1 billion in 2001 and is a global provider of multimodal transportation services, logistics solutions and fresh produce sourcing. The company serves over 15,000 customers through a network of 146 offices in North America, Europe, South America and Asia. In North America, C.H. Robinson is one of the largest third-party logistics companies and maintains the single largest network of motor carrier capacity through contracts with more than 20,000 motor carriers. The company is one of the largest third-party providers of intermodal services in the United States. C.H. Robinson Worldwide, Inc. headquarters is in Eden Prairie, Minnesota. For more information about C.H. Robinson, visit www.chrobinson.com.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements which are based on certain assumptions and expectations of future events. These assumptions and expectations are dependent on and subject to certain risks and uncertainties including, but not limited to such factors as risks associated with litigation and insurance coverage, and other risk factors detailed under “Cautionary Statement” in Exhibit 99 to C.H. Robinson’s Annual Report on Form 10-K filed on March 15, 2002.

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